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                                                                      EXHIBIT 99

Focus Affiliates, Inc. Obtains Preliminary
Commitment for $4 Million Financing

DALLAS, June 16, 2000 -- Focus Affiliates, Inc. (dba FocusWireless.com) (Nasdaq:FONE) reported today that it has obtained a preliminary commitment from a private investor group for a $4,000,000 infusion of capital.

FocusWireless management said that this investment is subject to a number of significant conditions, including the company's reduction and restructuring of its outstanding debt, including trade payables. The company currently is in discussions with its lenders and vendors, but officials said there can be no assurance that Focus will be able to complete a financial recapitalization that is acceptable to the investor group.

As previously reported, in recent months FocusWireless has restructured its operations to substantially reduce its operating costs. However, the company is not able to service its current obligations and substantial capital is immediately required for the company to continue its operations.

"Completion of our proposed recapitalization and restructuring of debt will address our immediate working capital needs, as well as provide us with a portion of the financial resources that we will require to proceed with our various strategic initiatives," said Michael S. Hedge, president and chief executive officer of FocusWireless.com. "We have made the closing of this financing our highest corporate priority."

FocusWireless.com, traditionally a wholesale distributor of wireless products, is transitioning to become a leading developer of B2B e-fulfillment solutions for the wireless telecommunications industry. The company's strategy is to provide comprehensive, Internet-enabled solutions to wireless manufacturers, network operators, and other service providers throughout the United States. These services include end-to-end transaction management and facilitation services, such as product procurement, inventory risk management, handset programming, kitting and returns management. The company is primarily focused on two fast-emerging telecom distribution channels -- mobile virtual network operators (MVNOs) and wireless e-retailers, which offer bundled communications products and services, Web-enabled messaging devices and related services.

Going forward, Focus Wireless.com plans to generate its revenues primarily by providing fee-based services to new wireless telecom distribution channels, offering Web-based solutions that are designed to accelerate the growth of these new emerging companies. For more information on the company, please visit its web site at www.focuswireless.com.

Statements included within this press release that are not historical in nature constitute forward-looking statements for the purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Investors are cautioned that this press release contains certain such forward-looking statements that involve substantial risks and uncertainties. When used, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the company or its management


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are intended to identify such forward-looking statements. The company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward looking statements. Risks include the need to raise additional capital to continue operations, potential delays in developing Internet e-commerce solutions, potential lack of customer acceptance of this new order processing method, unanticipated costs to develop and maintain the company's technology systems, and the company's ability to transition to a fee-based service model. Further management discussion of risks and uncertainties can be found in the company's quarterly filings with the Securities and Exchange Commission and other periodic filings.


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